Exhibit 5

Brega & Winters P.C. Attorney at Law
Wells Fargo Center, 1700 Lincoln Street, Suite 2222
Denver, Colorado 80203

November 14, 2002


Rentech, Inc.
1331 17th Street, Suite 720
Denver, Colorado 80202

     Re:  Registration Statement No. 333-85682
          on Form S-3/A Amendment No. Three

Gentlemen:

     This firm has represented Rentech, Inc., a Colorado corporation (the Company), in connection with the proposed offering by selling shareholders of up to 8,672,986 shares of its common stock, $.01 par value, including shares of common stock underlying its convertible promissory notes and stock purchase warrants and stock options to purchase common stock, pursuant to a registration statement on Form S-3/A. In connection with such representation, we have reviewed the Company's articles of incorporation, bylaws, minute books and the applicable laws of the state of Colorado.

     Based on such review, se are of the opinion that the shares of common stock issued or to be issued pursuant to this registration statement are fully paid, validly issued and non-assessable.

     We hereby consent to the reference to our firm under the heading "LEGAL OPINIONS" in the registration statement on Form S-3/A and the related prospectus and to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the registration statement.

Very truly yours,



/s/ BREGA & WINTERS P.C.